Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made by and between COLLEGIUM PHARMACEUTICAL, INC. (the “Company”) and COLLEEN TUPPER (the “Executive”).

WHEREAS, the Company desires to employ Executive on at at-will basis, and the Executive wishes to be employed by the Company on at-will basis, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and intending to be bound hereby, the parties agree as follows:

1.Duration of Agreement. This Agreement has been provided to Executive on the earlier of (i) a formal offer of employment or (ii) ten (10) business days prior to Executive’s commencement of employment.  This Agreement shall be effective as of the date that Executive commences employment with the Company (the “Effective Date”) and has no specific expiration date.  Unless terminated by agreement of the parties, this Agreement will govern Executive’s employment by the Company until that employment ceases.

2.Title; Duties.  Executive will be employed as the Company’s Chief Financial Officer and will report to the Company’s Chief Executive Officer.  Executive will devote her best efforts and substantially all of her business time and services to the Company and its affiliates to perform such duties as may be customarily incident to her position and as may reasonably be assigned to her from time to time. Executive will not, in any capacity, engage in other business activities or perform services for any other individual, firm or corporation without the prior written consent of the Company; provided, however, that without such consent, Executive may engage in charitable, non-profit and public service activities, so long as such activities do not in any respect interfere or conflict with Executive’s performance of her duties and obligations to the Company.

3.Place of Performance. Executive will perform her services hereunder at the principal executive offices of the Company in Stoughton, Massachusetts; provided, however, that Executive may be required to travel from time to time for business purposes.

4.Compensation.

4.1Base Salary. Executive’s annual salary will be $435,000 (the “Base Salary”), paid in accordance with the Company’s payroll practices as in effect from time to time. The Base Salary will be reviewed annually by the Compensation Committee of the Company’s Board of Directors (the “Committee”).

4.2Annual Bonuses.

4.2.1For each fiscal year ending during her employment, Executive will be eligible to earn an annual bonus. The target amount of that bonus will be 50% of Executive’s Base Salary for the applicable fiscal year. The actual bonus payable with respect to a particular year will be determined by the Committee, based on the achievement of corporate and/or individual performance objectives established by the Committee. Any bonus payable under this paragraph will be paid during the calendar year immediately following the fiscal year in respect of which the bonus is payable and, except as otherwise provided in Section 5.1.1, will only be paid if Executive remains continuously employed by the Company through the actual bonus payment date.

4.2.2For purposes of determining any bonus payable to Executive, the measurement of corporate and individual performance will be performed by the Committee in good faith. From time to time, the Committee may, in its sole discretion, make adjustments to corporate or individual performance goals, so that required departures from the Company’s operating budget, changes in accounting principles, acquisitions, dispositions, mergers, consolidations and other corporate transactions, and other factors influencing the achievement or calculation of such goals do not affect the operation of this provision in a manner inconsistent with its intended purposes.

4.3Employee Benefits. During Executive’s employment, Executive will be eligible to participate in all employee benefit plans and programs made available by the Company from time to time to employees generally, subject to applicable plan terms and policies. The Company periodically reviews its benefits, policies, benefits providers and practices and may terminate, alter or change them at its discretion from time to time.

4.4Equity Incentive Awards.  As soon as practicable following the Effective Date and subject to the approval of the Committee, Executive will be granted the following awards under and subject to the Company’s Amended and Restated 2014 Stock Incentive Plan (the “Plan”): (i) a time-vested restricted stock unit award (the “RSU Award”) for 42,000 restricted stock units; and (ii) a performance-vested restricted stock unit award (the “PRSU Award”) for 18,000 restricted stock units. The RSU Award and PRSU Award will be subject to the terms and conditions of the Plan and award agreements evidencing such grants.

4.5Signing Bonus.  No later than the second payroll date following the Effective Date, the Company shall pay Executive a one-time lump sum signing bonus of $250,000 (the “Signing Bonus”).  If Executive resigns her employment with the Company for any reason other than for Good Reason (as defined below), or if Executive’s employment is terminated for Cause (as defined below), in either case within six (6) months of the Effective Date, Executive shall repay 100% of the Signing Bonus to the Company within thirty (30) days after such termination of employment.  If Executive resigns her employment with the Company for any reason other than for Good Reason, or if Executive’s employment is terminated for Cause, in either case between six (6) months of the Effective Date and the first anniversary of the Effective Date, Executive shall repay 50% of the Signing Bonus to the Company within thirty (30) days after such termination of employment.

4.6Reimbursement of Expenses. The Executive will be reimbursed by the Company for all reasonable business expenses incurred by Executive in accordance with the Company’s customary expense reimbursement policies as in effect from time to time. Notwithstanding anything herein to the contrary, to the extent any expense, reimbursement or in-kind benefit provided to the Executive constitutes a “deferral of compensation” within the meaning of Section 409A of the Internal Revenue Code (the “Code”) (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive must be incurred during the

Executive’s term of employment; (ii) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive in any other calendar year, (iii) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (iv) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

5.Termination. Executive’s employment with the Company may be terminated by the Company or Executive at any time and for any reason. Upon any cessation of her employment with the Company, Executive will be entitled only to such compensation and benefits as described in this Section 5. Upon any cessation of her employment for any reason, unless otherwise requested by the Company, Executive agrees to resign immediately from all officer and director positions she then holds with the Company and its affiliates.

5.1Termination without Cause or for Good Reason. If Executive’s employment by the Company ceases due to a termination by the Company without Cause (as defined below) or a resignation by Executive for Good Reason (as defined below), Executive will be entitled to:

5.1.1payment of any annual bonus otherwise payable (but for the cessation of Executive’s employment) with respect to a year ended prior to the cessation of Executive’s employment;

5.1.2continuation of Executive’s Base Salary for a period equal to twelve (12) months, payable in accordance with the Company’s standard payroll practices;

5.1.3payment equal to Executive’s target annual bonus described in Section 4.2.1, paid in twelve (12) substantially equal installments over a twelve-month period and in accordance with the Company’s standard payroll practices;

5.1.4accelerated vesting of any unvested restricted stock, stock options and other equity incentives awarded to Executive by the Company that are solely subject to time-based vesting criteria equal to what would have vested had Executive remained employed for twelve (12) additional months; and

5.1.5waiver of the applicable premium otherwise payable for COBRA continuation coverage for Executive (and, to the extent covered immediately prior to the date of such cessation, her eligible dependents) for a period equal to twelve (12) months.

Except as otherwise provided in this Section 5.1, and except for payment of all (i) accrued and unpaid Base Salary through the date of such cessation, (ii) any expense reimbursements to be paid in accordance with Company policy and (iii) payments for any accrued but unused paid time off in accordance with the Company’s policies and applicable law, all compensation and benefits will cease at the time of such cessation and the Company will have no further liability or obligation by reason of such cessation. The payments and benefits described in this Section 5.1 are in lieu of, and not in addition to, any other severance arrangement maintained by the Company. For avoidance of doubt, any unvested restricted stock, stock options and other equity incentives awarded to Executive by the Company that are subject to performance-based vesting shall become vested, if at all, in accordance with the Company’s Amended and Restated 2014 Stock Incentive Plan (or any successor provision or plan) (the “Plan”) and the applicable award agreement.

Notwithstanding any provision of this Agreement, the payments and benefits described in Section 5.1 are conditioned on: (a) the Executive’s execution and delivery to the Company and the expiration of all applicable statutory revocation periods, by the 45th day following the effective date of her cessation of employment, of a general release of claims against the Company and its affiliates in a form reasonably prescribed by the Company (the “Release”), which release shall include Executive’s affirmation of her obligation not to compete with the Company as described in Section 6.1; and (b) the Executive’s continued compliance with the Restrictive Covenants (as defined below). Subject to Section 5.4, below, the benefits described in Section 5.1 will be paid or provided (or begin to be paid or provided) as soon as administratively practicable (or determinable in the case of the benefits described in Section 5.1.1) after the Release becomes irrevocable, provided that if the 45 day period described above begins in one taxable year and ends in a second taxable year such payments or benefits shall not commence until the second taxable year.

5.2Termination Following a Change in Control.  If Executive’s employment by the Company ceases due to a termination by the Company without Cause or a resignation by Executive for Good Reason during the twelve (12) month period immediately following the occurrence of a Change in Control (as defined below), (i) all unvested restricted stock, stock options and other equity incentives awarded to Executive by the Company that are subject only to time-based vesting will become immediately and automatically fully vested and exercisable (as applicable), (ii) in lieu of the salary continuation described in Section 5.1.2, the Executive shall receive eighteen (18) months of her Base Salary, paid in a lump sum; (iii) in lieu of the bonus described in Section 5.1.3, the Executive shall receive 1.5 times her then-current target annual bonus payable in a lump sum, and (iv) the COBRA continuation period described in Section 5.1.5 will be eighteen (18) months in lieu of twelve (12). Any unvested restricted stock, stock options and other equity incentives awarded to Executive by the Company that are subject to performance-based vesting shall become vested, if at all, in accordance with the Plan and the applicable award agreement.

Any benefits received under this Section 5.2 shall be governed by the terms and conditions described in Section 5.1 above, including without limitation the requirement that Executive timely execute a Release and comply with the Restrictive Covenants.

5.3Other Terminations. If Executive’s employment with the Company ceases for any reason other than as described in Section 5.1 or Section 5.2 above (including but not limited to termination (i) by the Company for Cause, (ii) as a result of Executive’s death, (iii) as a result of Executive’s Disability or (iv) by Executive without Good Reason, then the Company’s obligation to Executive will be limited solely to (a) accrued and unpaid Base Salary through the date of such cessation, (b) any expense reimbursements to be paid in accordance with Company policy and (c) payments for any accrued but unused paid time off in accordance with the Company’s policies and applicable law. All compensation and benefits will cease at the time of such cessation and, except as otherwise provided by COBRA or this Section 5.3, the Company will have no further liability or obligation by reason of such termination. The foregoing will not be construed to limit Executive’s right to payment or reimbursement for claims incurred prior to the date of such termination under any insurance contract funding an employee benefit plan, policy or arrangement of the Company in accordance with the terms of such insurance contract.

5.4Compliance with Section 409A. If the termination giving rise to the payments described in Section 5.1 or Section 5.2 is not a “Separation from Service” within the meaning of Treas. Reg. § 1.409A-1(h)(1) (or any successor provision), then the amounts otherwise payable pursuant to that section will instead be deferred without interest and will not be paid until Executive experiences a Separation from Service. To the maximum extent permitted under Section 409A of the Code and its corresponding regulations, the cash severance benefits payable under this Agreement are intended to meet the requirements of the short-term deferral exemption under Section 409A of the Code and the “separation pay exception” under Treas. Reg. §1.409A-1(b)(9) (iii). To the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Internal Revenue Code to payments due to Executive upon or following her Separation from Service, then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following Executive’s Separation from Service (taking into account the preceding sentence of this paragraph) will be deferred without interest and paid to Executive in a lump sum immediately following that six month period. For purposes of the application of Treas. Reg. § 1.409A-1(b)(4)(or any successor provision), each payment in a series of payments will be deemed a separate payment.

5.5PPACA. Notwithstanding anything in this Agreement to the contrary, the waiver in respect of COBRA premiums pursuant to Sections 5.1 and 5.2 shall cease to the extent required to avoid adverse consequences to the Company under the Patient Protection and Affordable Care Act of 2010 and regulations thereunder.

5.6Section 280G. If any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement or the lapse or termination of any restriction on or the vesting or exercisability of any payment or benefit (each, a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law (such tax or taxes are hereafter collectively referred to as the “Excise Tax”), then the aggregate amount of Payments payable to Executive shall be reduced to the aggregate amount of Payments that may be made to the Executive without incurring an excise tax (the “Safe-Harbor Amount”) in accordance with the immediately following sentence; provided that such reduction shall only be imposed if the aggregate after-tax value of the Payments retained by Executive (after giving effect to such reduction) is equal to or greater than the aggregate after-tax value (after giving effect to the Excise Tax) of the Payments to Executive without any such reduction. Any such reduction shall be made in the following order: (i) first, any future cash payments (if any) shall be reduced (if necessary, to zero); (ii) second, any current cash payments shall be reduced (if necessary, to zero); (iii) third, all non-cash payments (other than equity or equity derivative related payments) shall be reduced (if necessary, to zero); and (iv) fourth, all equity or equity derivative payments shall be reduced.

5.7Definitions. For purposes of this Agreement:

5.7.1“Cause” means (a) commission or conviction of any felony or any crime involving dishonesty; (b) commission of any fraud against the Company; (c) intentional and material damage to any material property of the Company; (d) Executive’s material breach of any agreement with or duty owed to the Company or any of its affiliates (including, without limitation, Executive’s material breach of any of the Restrictive Covenants, as defined below); or (e) refusal to perform the lawful, reasonable and material directives of the Company’s Board of Directors (the “Board”) or the Company’s Chief Executive Officer. Before “Cause” under clause (c), (d) or (e) has been deemed to have occurred, the Board must provide the Executive with written notice detailing why the Board has determined that Cause has occurred and the actions required to cure the same, to the extent reasonably subject to cure. The Executive shall then, where the grounds for Cause are reasonably subject to cure within such time, have thirty (30) days after the Executive’s receipt of written notice to cure the item cited in the written notice so that “Cause” will have not formally occurred with respect to the event in question until such period, where applicable, shall have expired.

5.7.2“Change in Control” means the first to occur of any of the events described in Section l(g) of the Plan.

5.7.3“Disability” means a condition entitling the Executive to benefits under the Company’s long term disability plan, policy or arrangement; provided, however, that if no such plan, policy or arrangement is then maintained by the Company and applicable to the Executive, “Disability” will mean the Executive’s inability to perform her duties under this Agreement due to a mental or physical condition that can be expected to result in death or that can be expected to last (or has already lasted) for a continuous period of 90 days or more, or for 120 days in any 180 consecutive day period. Termination as a result of a Disability will not be construed as a termination by the Company “without Cause.”

5.7.4“Good Reason” means any of the following, without the Executive’s prior consent: (a) a material diminution of the Executive’s duties or authority with the Company, reporting relationships or the assignment of duties and responsibilities inconsistent with Executive’s status at the Company; (b) a reduction in Base Salary; or (c) the relocation of the Executive’s primary place of employment to a location that is (i) more than 50 miles from the location of the Executive’s permanent primary place of employment prior to such relocation and (ii) more than 50 miles from the location of the Executive’s residence. However, none of the foregoing events or conditions will constitute Good Reason unless the Executive provides the Company with written objection to the event or condition within 30 days following the occurrence thereof, the Company does not reverse or otherwise cure the event or condition within 30 days of receiving that written objection, and the Executive resigns Executive’s employment within 30 days following the expiration of that cure period.

6.Restrictive Covenants. To induce the Company to enter into this Agreement and in recognition of the compensation to be paid to the Executive pursuant to Sections 4 and 5 of this Agreement, the Executive agrees to be bound by the provisions of this Section 6 (the “Restrictive Covenants”). These Restrictive Covenants will apply without regard to whether any termination or cessation of the Executive’s employment is initiated by the Company or the Executive, and without regard to the reason for that termination or cessation.

6.1Covenant Not To Compete.

6.1.1The Executive covenants that, during her employment by the Company and for a period of twelve (12) months following immediately thereafter (the “Restricted Period”), the Executive will not (except in her capacity as an employee or director of the Company) do any of the following, directly or indirectly:

6.1.1.1. engage or participate in any Competing Business (as defined below) wherever the Company or its affiliates do business, do or plan to do business or sell or market their products or services;

6.1.1.2. become interested in (as owner, stockholder, lender, partner, co- venturer, director, officer, employee, agent or consultant) any person, firm, corporation, association or other entity engaged in a Competing Business. Notwithstanding the foregoing, the Executive may hold up to 1% of the outstanding securities of any class of any publicly-traded securities of any company;

6.1.1.3. influence or attempt to influence any employee, consultant, supplier, licensor, licensee, contractor, agent, strategic partner, distributor, customer or other person to terminate or modify any written or oral agreement, arrangement or course of dealing with the Company or any of its affiliates; or

6.1.1.4. solicit for employment or retention as an independent contractor (or arrange to have any other person or entity solicit for employment or retention) any person employed or retained by the Company or any of its affiliates.

6.1.2Consideration for Covenant Not to Compete After Cessation of Employment. Executive acknowledges that the consideration described in Sections 4 and 5, including, without limitation, the consideration described in Sections 4.4 and 4.5, constitutes mutually-agreed upon consideration with respect to the covenants set forth in Sections 6.1.1.1 and 6.1.1.2 for purposes of Section 24L(b)(vii) of Chapter 149 of the Massachusetts General Laws.

6.2Confidentiality. The Executive recognizes and acknowledges that the Proprietary Information (as defined in below) is a valuable, special and unique asset of the business of the Company and its affiliates. As a result, both during the term of Executive’s employment and thereafter, the Executive will not, without the prior written consent of the Company, for any reason divulge to any third‑party or use for her own benefit, or for any purpose other than the exclusive benefit of the Company and its affiliates, any Proprietary Information. Notwithstanding the foregoing, nothing in this Agreement prohibits the Executive from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. In connection with any such activity, the Executive must identify any information that is confidential and ask the Regulator for confidential treatment of such information. Despite the foregoing, Executive is not permitted to reveal to any third party, including any governmental, law enforcement, or regulatory authority, information employee came to learn during the course of Executive’s employment with the Company that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege, attorney work product doctrine and/or other applicable legal privileges. The Company does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information. Notwithstanding any other provisions of this Agreement, pursuant to 18 USC Section 1833(b), Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (a) confidentially to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose a trade secret of the Company to Executive’s attorney and use the trade secret information in related court proceedings, provided that Executive files any document containing the trade secret information under seal and does not disclose the trade secret, except pursuant to court order.

6.3Property of the Company.

6.3.1Proprietary Information. All right, title and interest in and to Proprietary Information will be and remain the sole and exclusive property of the Company and its affiliates. The Executive will not remove from the Company’s or its affiliates’ offices or premises any documents, records, notebooks, files, correspondence, reports, memoranda or similar materials of or containing Proprietary Information, or other materials or property of any kind belonging to the Company or its affiliates unless necessary or appropriate in the performance of her duties to the Company and its affiliates. If the Executive removes such materials or property in the performance of her duties, she will return such materials or property promptly after the removal has served its purpose. The Executive will not make, retain, remove and/or distribute any copies of any such materials or property, or divulge to any third person the nature of and/or contents of such materials or property, except to the extent necessary to satisfy contractual obligations of the Company or its affiliates or to perform her duties on behalf of the Company and its affiliates or pursuant to the exceptions set forth in Section 6.2. Upon termination of the Executive’s employment with the Company, she will leave with the Company and its affiliates or promptly return to the Company and its affiliates all originals and copies of such materials or property then in her possession.

6.3.2Intellectual Property. The Executive agrees that all the Intellectual Property (as defined below) will be considered “works made for hire” as that term is defined in Section 101 of the Copyright Act (17 U.S.C. § 101) and that all right, title and interest in such Intellectual Property will be the sole and exclusive property of the Company and its affiliates. To the extent that any of the Intellectual Property may not by law be considered a work made for hire, or to the extent that, notwithstanding the foregoing, the Executive retains any interest in the Intellectual Property, the Executive hereby irrevocably assigns and transfers to the Company and its affiliates any and all right, title, or interest that the Executive may now or in the future have in the Intellectual Property under patent, copyright, trade secret, trademark or other law, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration. The Company and its affiliates will be entitled to obtain and hold in its own name all copyrights, patents, trade secrets, trademarks and other similar registrations with respect to such Intellectual Property. The Executive further agrees to execute any and all documents and provide any further cooperation or assistance reasonably required by the Company, at the Company’s expense, to perfect, maintain or otherwise protect its rights in the Intellectual Property. If the Company or its affiliates, as applicable, are unable after reasonable efforts to secure the Executive’s signature, cooperation or assistance in accordance with the preceding sentence, whether because of the Executive’s incapacity or any other reason whatsoever, the Executive hereby designates and appoints the Company, the appropriate affiliate, or their respective designee as the Executive’s agent and attorney‑in‑fact, to act on her behalf, to execute and file documents and to do all other lawfully permitted acts necessary or desirable to perfect, maintain or otherwise protect the Company’s or its affiliates’ rights in the Intellectual Property. The Executive acknowledges and agrees that such appointment is coupled with an interest and is therefore irrevocable.

6.4Definitions. For purposes of this Agreement:

6.4.1“Competing Business” means any person, firm, corporation, partnership, association or other entity engaged in developing, manufacturing, marketing, distributing or selling, directly or indirectly, pharmaceutical abuse-deterrent products or any other product for pain indications that directly competes with a product developed, manufactured, marketed, distributed or sold by the Company. A division, subsidiary or similar business unit of an entity that does not engage in the business activities described in this definition will not be considered a Competing Business even if another separate division, subsidiary or similar business unit does engage in such activities.

6.4.2“Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents and patent applications claiming such inventions, (b) all trademarks, service marks, trade dress, logos, trade names, fictitious names, brand names, brand marks and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets (including research and development, know‑how, formulas, compositions, manufacturing and production processes and techniques, methodologies, technical data, designs, drawings and specifications), (f) all computer software (including data, source and object codes and related documentation), (g) all other proprietary rights, (h) all copies and tangible embodiments thereof (in whatever form or medium), or (i) similar intangible personal property which have been or are developed or created in whole or in part by the Executive (1) at any time and at any place while the Executive is employed by Company and which, in the case of any or all of the foregoing, are related to and used in connection with the business of the Company or its affiliates, or (2) as a result of tasks assigned to the Executive by the Company or its affiliates.

6.4.3“Proprietary Information” means any and all proprietary information developed or acquired by the Company or any of its subsidiaries or affiliates that has not been specifically authorized to be disclosed. Such Proprietary Information shall include, but shall not be limited to, the following items and information relating to the following items: (a) all intellectual property and proprietary rights of the Company (including, without limitation, the Intellectual Property), (b) computer codes and instructions, processing systems and techniques, inputs and outputs (regardless of the media on which stored or located) and hardware and software configurations, designs, architecture and interfaces, (c) business research, studies, procedures and costs, (d) financial data, (e) distribution methods, (f) marketing data, methods, plans and efforts, (g) the identities of actual and prospective suppliers, (h) the terms of contracts and agreements with, the needs and requirements of, and the Company’s or its affiliates’ course of dealing with, actual or prospective suppliers, (i) personnel information, (j) customer and vendor credit information, and (k) information received from third parties subject to obligations of non- disclosure or non-use. Failure by the Company or its affiliates to mark any of the Proprietary Information as confidential or proprietary shall not affect its status as Proprietary Information.

6.5Acknowledgements. The Executive acknowledges that the Restrictive Covenants are reasonable and necessary to protect the legitimate interests of the Company and its affiliates, that the duration and geographic scope of the Restrictive Covenants are reasonable given the nature of this Agreement and the position the Executive holds within the Company, and that the Company would not enter into this Agreement or otherwise employ or continue to employ the Executive unless the Executive agrees to be bound by the Restrictive Covenants set forth in this Section 6.

6.6Remedies and Enforcement Upon Breach.

6.6.1Specific Enforcement. The Executive acknowledges that any breach by her, willfully or otherwise, of the Restrictive Covenants will cause continuing and irreparable injury to the Company or its affiliates for which monetary damages would not be an adequate remedy. The Executive shall not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that such an adequate remedy at law exists. In the event of any such breach or threatened breach by the Executive of any of the Restrictive Covenants, the Company or its affiliates, as applicable, shall be entitled to injunctive or other similar equitable relief in any court, without any requirement that a bond or other security be posted, and this Agreement shall not in any way limit remedies of law or in equity otherwise available to the Company and its affiliates.

6.6.2Judicial Modification. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, such court shall have the power to modify such provision and, in its modified form, such provision shall then be enforceable.

6.6.3Enforceability. If any court holds the Restrictive Covenants unenforceable by reason of their breadth or scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the right of the Company and its affiliates to the relief provided above in the courts of any other jurisdiction within the geographic scope of such Restrictive Covenants.

6.6.4Disclosure of Restrictive Covenants. The Executive agrees to disclose the existence and terms of the Restrictive Covenants to any employer that the Executive may work for during the Restricted Period.

6.6.5Extension of Restricted Period. If the Executive breaches Section 6.1 in any respect, the restrictions contained in that section will be extended for a period equal to the period that the Executive was in breach.

7.Miscellaneous.

7.1Right to Consult Counsel. Executive understands and acknowledges that Executive has the right to consult with counsel prior to signing this Agreement. Executive further represents that Executive is signing this Agreement freely and voluntarily in exchange for the benefits provided herein.

7.2Other Agreements. Executive represents and warrants to the Company that there are no restrictions, agreements or understandings whatsoever to which she is a party that would prevent or make unlawful her execution of this Agreement, that would be inconsistent or in conflict with this Agreement or Executive’s obligations hereunder, or that would otherwise prevent, limit or impair the performance by Executive of her duties under this Agreement.

7.3Successors and Assigns. The Company may assign this Agreement to any successor to its assets and business by means of liquidation, dissolution, sale of assets or otherwise. The duties of Executive hereunder are personal to Executive and may not be assigned by her.

7.4Governing Law and Enforcement. This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the principles of conflicts of laws. Any legal proceeding arising out of or relating to this Agreement will be instituted in a state or federal court in the Commonwealth of Massachusetts, and Executive and the Company hereby consent to the personal and exclusive jurisdiction of such court(s) and hereby waive any objection(s) that they may have to personal jurisdiction, the laying of venue of any such proceeding and any claim or defense of inconvenient forum. Notwithstanding the foregoing, any action that is commenced by either party to resolve any matter arising under Section 6.1 of this Agreement, shall be commenced only in the Massachusetts Superior Court located in Suffolk County, Massachusetts and the parties each consent to the jurisdiction of such court.

7.5Waivers. The waiver by either party of any right hereunder or of any breach by the other party will not be deemed a waiver of any other right hereunder or of any other breach by the other party. No waiver will be deemed to have occurred unless set forth in a writing. No waiver will constitute a continuing waiver unless specifically stated, and any waiver will operate only as to the specific term or condition waived.

7.6Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

7.7Survival. This Agreement will survive the cessation of Executive’s employment to the extent necessary to fulfill the purposes and intent the Agreement.

7.8Notices. Any notice or communication required or permitted under this Agreement will be made in writing and (a) sent by overnight courier, (b) mailed by overnight U.S. express mail, return receipt requested or (c) sent by telecopier. Any notice or communication to Executive will be sent to the address contained in her personnel file. Any notice or communication to the Company will be sent to the Company’s principal executive offices, to the attention of its Chief Executive Officer. Notwithstanding the foregoing, either party may change the address for notices or communications hereunder by providing written notice to the other in the manner specified in this paragraph.

7.9Entire Agreement; Amendments. This Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to that subject matter. This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

7.10Withholding. All payments (or transfers of property) to Executive will be subject to tax withholding to the extent required by applicable law.

7.11Section Headings. The headings of sections and paragraphs of this Agreement are inserted for convenience only and will not in any way affect the meaning or construction of any provision of this Agreement.

7.12Counterparts; Facsimile. This Agreement may be executed in multiple counterparts (including by facsimile signature), each of which will be deemed to be an original, but all of which together will constitute but one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Executive has executed this Agreement, on the date(s) indicated below.

COLLEGIUM PHARMACEUTICAL, INC.

By:	/s/ Shirley Kuhlmann

Name:	Shirley Kuhlmann

Title:	Executive Vice President & General Counsel

Date:	May 24, 2021

COLLEEN TUPPER

/s/ Colleen Tupper

Date:	May 24, 2021

[signature page to Employment Agreement]